Lake Shore Bancorp, Inc. Announces

Second Quarter 2026 Financial Results

DUNKIRK, N.Y. — July 22, 2026 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Bank (the “Bank”), reported unaudited net income of $2.2 million, or $0.29 per diluted share, for the second quarter of 2026 compared to net income of $1.9 million, or $0.25 per diluted share, for the second quarter of 2025. For the first six months of 2026, the Company reported unaudited net income of $4.1 million, or $0.56 per diluted share, as compared to $3.0 million, or $0.39 per diluted share, for the first six months of 2025. The Company's financial performance for the second quarter of 2026 was positively impacted primarily by higher net interest income.

"I am pleased with our second quarter results, which reflect disciplined expense management, improved net interest income, and our team’s focused execution of strategic initiatives,” stated Kim C. Liddell, President, CEO, and Director. “These results provide a strong foundation as we continue serving our customers, communities, and shareholders."

Second Quarter 2026 and Year-to-Date Financial Highlights:

•
Net income increased to $2.2 million during the second quarter of 2026, an increase of $254,000, or 13.2%, when compared to the second quarter of 2025. Net income was positively impacted by an increase in net interest income of $771,000, or 12.6%, when compared to the second quarter of 2025;
•
Net income increased to $4.1 million during the first half of 2026, an increase of $1.1 million, or 37.7%, when compared to the first half of 2025. Net income was positively impacted by an increase in net interest income of $2.0 million, or 17.0%, when compared to the first half of 2025;
•
Net interest margin increased to 4.06% during the second quarter of 2026, an increase of four basis points when compared to net interest margin of 4.02% during the first quarter of 2026 and an increase of 22 basis points when compared to net interest margin of 3.84% during the second quarter of 2025;
•
Efficiency ratio improved to 63.77% for the quarter ended June 30, 2026, a decrease of 5.81% as compared to 69.58% for the quarter ended March 31, 2026 and a decrease of 3.05% when compared to 66.82% for the quarter ended June 30, 2025;
•
Annualized return on average assets increased to 1.19% for the quarter ended June 30, 2026, an increase of 12 basis points as compared to 1.07% for the quarter ended March 31, 2026, and an increase of eight basis points when compared to 1.11% for the quarter ended June 30, 2025;
•
Book value per share increased 1.7% to $18.41 per share at June 30, 2026, as compared to $18.10 per share at December 31, 2025;
•
Non-performing assets as a percentage of total assets decreased to 0.20% at June 30, 2026, as compared to 0.23% at December 31, 2025; and
•
The Bank's capital position remains "well capitalized" with a Tier 1 Leverage ratio of 17.43% and a Total Risk-Based Capital ratio of 24.04% at June 30, 2026.

Net Interest Income

Net interest income for the second quarter of 2026 increased by $233,000, or 3.5%, to $6.9 million as compared to $6.7 million for the first quarter of 2026 and increased $771,000, or 12.6%, as compared to $6.1 million for the second quarter of 2025. Annualized net interest margin was 4.06% for the second quarter of 2026, as compared to 4.02% for the first quarter of 2026 and 3.84% for the second quarter of 2025.

Net interest income for the first half of 2026 increased $2.0 million, or 17.0%, to $13.6 million as compared to $11.6 million for the first half of 2025. Annualized net interest margin was 4.04% for the first half of 2026, as compared to 3.67% for the first half of 2025.

Interest income for the second quarter of 2026 was $9.4 million, an increase of $333,000, or 3.7%, compared to $9.1 million for the first quarter of 2026, and an increase of $281,000, or 3.1%, compared to $9.1 million for the second quarter of 2025. Interest income was $18.4 million for the first six months of 2026, an increase of $1.0 million, or 5.5%, when compared to $17.5 million for the first six months of 2025.

The increase in interest income from the prior quarter was primarily due to a six basis point increase in the average yield on interest-earning assets and a $16.7 million, or 2.5%, increase in the average balance of interest-earning assets. Interest earned on loans increased by $232,000, or 2.8%, due to an eight basis point increase in the average yield on loans and an $8.1 million, or 1.5%, increase in the average balance of loans. Interest earned on interest-earning deposits increased by $107,000, or 22.8%, due to a $10.7 million, or 19.9%, increase in the average balance of interest-earning deposits and a nine basis point increase in the average yield earned on interest-earning deposits.

The increase in interest income from the prior year quarter was primarily due to a $42.0 million, or 6.6%, increase in the average balance of interest-earning assets, partially offset by a 19 basis point decrease in the average yield on interest-earning assets. During the second quarter of 2026 as compared to the same period in 2025, there was a $306,000, or 113.3%, increase in interest income on interest-earning deposits due to a $37.6 million increase in the average balance of interest-earning deposits. This increase was partially offset by a 42 basis point decrease in the average yield on interest-earning deposits.

Interest income for the first half of 2026 was $18.4 million, an increase of $968,000, or 5.5%, compared to $17.5 million, for the first half of 2025. This increase was primarily due to an increase in the average balance of interest-earning assets of $38.7 million, or 6.1%, when compared to the previous year period. Interest earned on interest-earning deposits increased by $541,000, or 107.3%, primarily due to a $34.1 million, or 134.4%, increase in the average balance of interest-earning deposits. Interest earned on loans increased by $474,000, or 2.9%, due to an increase in the average balance of loans of $5.6 million, or 1.0%, along with an 11 basis points increase in the average yield earned on loans.

Interest expense for the second quarter of 2026 was $2.5 million, an increase of $100,000, or 4.2%, from $2.4 million in the first quarter of 2026, and a decrease of $490,000, or 16.4%, from $3.0 million for the second quarter of 2025. Interest expense for the first six months of 2026 was $4.9 million, a decrease of $1.0 million, or 16.9%, from $5.9 million for the first six months of 2025.

The increase in interest expense when compared to the previous quarter was primarily due to an increase in the average balance of interest-bearing liabilities of $11.6 million, or 2.5%, along with an increase in the average interest rate paid on interest-bearing liabilities of three basis points. During the second quarter of 2026, as compared to the previous quarter, interest expense on deposits increased by $100,000, or 4.2%, due to a $10.9 million, or 2.3% increase in the average balance of interest-bearing deposits and a three basis point increase in the average interest rate paid on interest-bearing deposit accounts. The increase in interest paid on interest-bearing deposit accounts was impacted by a $12.7 million, or 6.4%, increase in the average balance of time deposits, partially offset by a $2.4 million, or 1.5%, decrease in the average balance of money market accounts. The average interest rate paid on deposit accounts increased three basis points during the second quarter of 2026, when compared to the previous quarter primarily due to a two basis point increase in the average interest rate paid on money market accounts.

The decrease in interest expense when compared to the prior year quarter was primarily due to a 33 basis points decrease in average interest rate paid on interest-bearing liabilities and a $15.1 million, or 3.0%, decrease in the average balance of interest-bearing liabilities. During the second quarter of 2026 as compared to the same period in 2025, interest expense on deposits decreased by $476,000, or 16.1%, due to a 33 basis points decrease in the average interest rate paid on interest-bearing deposit accounts and a $14.3 million, or 2.9%, decrease in the average balance of interest-bearing deposits. The decrease in the average interest rate paid on deposit accounts was primarily due to the decrease in market interest rates, time deposit repricing, and a marginal shift in deposit composition. Average interest-bearing deposit balances decreased 2.9% during the second quarter of 2026 when compared to the second quarter of 2025 due to a decrease in all deposit categories except money market accounts.

Interest expense for the first half of 2026 was $4.9 million, a decrease of $997,000, or 16.9%, from $5.9 million for the first half of 2025. The decrease in interest expense was primarily due to a 35 basis points decrease in average interest rate paid on interest-bearing liabilities and a decrease in the average balance of interest-bearing liabilities of $14.3 million, or 2.9%. During the first half of 2026, there was a $946,000 decrease in interest expense on interest-bearing deposit accounts when compared to the first half of 2025 due to a 33 basis points decrease in the average interest rate paid on interest-bearing deposits along with a decrease in the average balance of interest-bearing deposits of $12.0 million, or 2.5%. The decrease in the average interest rate paid on deposit accounts was primarily due to the decrease in market interest rates, time deposit repricing, and a marginal shift in deposit composition.

Non-Interest Income

Non-interest income was $749,000 for the second quarter of 2026, an increase of $46,000, or 6.5%, as compared to $703,000 for the first quarter of 2026, and a decrease of $51,000, or 6.4%, as compared to $800,000 for the second quarter of 2025. The increase from the prior quarter was primarily due to a $22,000 increase in service charges and fees and a $16,000 increase in debit card fees. The decrease from the prior year quarter was primarily due to a $65,000 decrease in gain on equity securities that were held in the prior year, partially offset by a $28,000 increase in earnings on bank-owned life insurance.

Non-interest income was $1.5 million for the first half of 2026, a decrease of $72,000, or 4.7%, as compared to the first half of 2025. The decrease was primarily due to a $111,000 decrease in gain on equity securities that were held in the prior year and a $14,000 decrease in earnings on annuity assets, partially offset by a $53,000 increase in earnings on bank-owned life insurance and a $12,000 increase in service charges and fees.

Non-Interest Expense

Non-interest expense was $4.9 million for the second quarter of 2026, a decrease of $250,000, or 4.9%, as compared to $5.1 million for the first quarter of 2026, and an increase of $248,000, or 5.4%, as compared to $4.6 million for the second quarter of 2025. The decrease from the prior quarter was primarily due to a decrease in salaries and employee benefits of $216,000, or 6.5%, along with decreases in occupancy and equipment of $77,000, or 10.7%, partially offset by an increase in data processing costs of $65,000, or 18.0%. The increase from the second quarter of 2025 was primarily related to an increase in the cost of health insurance, taxes, and other non-salary benefits of $236,000, or 8.3%, and an increase in occupancy and equipment of $27,000, or 4.4%, partially offset by a decrease in data processing of $31,000, or 6.8%.

Non-interest expense was $10.0 million for the first half of 2026, an increase of $493,000, or 5.2%, as compared to $9.5 million for the first half of 2025. The increase related primarily to an increase in the cost of health insurance, taxes, and other non-salary benefits of $628,000, or 10.9%, partially offset by a decrease in data processing costs of $130,000, or 14.2% and professional services of $37,000, or 6.5%, as a result of management's efforts to optimize operating expenses.

Income Tax Expense

Income tax expense was $477,000 for the second quarter of 2026, an increase of $47,000, or 10.9%, as compared to $430,000 for the first quarter of 2026, and an increase of $99,000, or 26.2%, as compared to $378,000 for the second quarter of 2025. The effective tax rate was 18.0% for the second quarter of 2026 as compared to 18.3% for the first quarter of 2026 and 16.5% for the second quarter of 2025. The increase in income tax expense from the prior quarter and prior year quarter was primarily related to the increase in pre-tax income earned during the current quarter. The increase from the prior year quarter was also due to an increase in the effective tax rate, which was primarily due to an increase in taxable income earned during the second quarter of 2026.

Income tax expense was $907,000 for the first half of 2026, an increase of $322,000, or 55.0%, as compared to $585,000 for the first half of 2025. The effective tax rate was 18.1% for the first half of 2026 and 16.4% for the first half of 2025. The increase in income tax expense from the first half of 2025 was primarily related to the increase in pre-tax income earned during the first half of 2026. The increase in the effective tax rate during the first half of 2026 was primarily due to an increase in taxable income earned during the first half of 2026.

Credit Quality

The Company’s allowance for credit losses on loans was $4.7 million as of June 30, 2026 as compared to $4.9 million as of December 31, 2025. The Company’s allowance for credit losses on unfunded commitments was $495,000 as of June 30, 2026 as compared to $361,000 as of December 31, 2025. Non-performing assets as a percent of total assets decreased to 0.20% at June 30, 2026 as compared to 0.23% at December 31, 2025, primarily due to a decrease in non-performing assets of $250,000, or 14.9%. The Company’s allowance for credit losses on loans as a percent of loans at amortized cost was 0.84% and 0.87% and its allowance for credit losses on loans as a percent of non-performing loans was 331.85% and 290.71% at June 30, 2026 and December 31, 2025, respectively.

The Company recorded $119,000 provision for credit losses during the second quarter of 2026 and recorded a net provision for credit losses of $5,000 for the first half of 2026. Of the amount recorded for the second quarter of 2026, $170,000 related to a provision recorded to the allowance for credit losses for unfunded commitments, and $51,000 related to a credit recorded to the allowance for credit losses on the loan portfolio. For the first half of 2026, $134,000 related to a provision recorded to the allowance for credit losses for unfunded commitments, and $137,000 related to a credit recorded to the allowance for credit losses on the loan portfolio, net of charge-offs and recoveries. The increase in the allowance for credit losses on unfunded commitments and the corresponding provision for credit losses recognized during the first half of 2026 was primarily the result of an increase in outstanding unfunded commitments between the periods. The decrease in the allowance for credit losses on the loan portfolio was primarily related to a decrease in the calculated reserve rates, including the expected quantitative losses inclusive of forecasted economic trends, and the qualitative factor loss rates related to economic factors. The decrease primarily related to the commercial real estate and residential mortgage loan pools, partially offset by an increase in the calculation of expected losses for the commercial loan pool.

Balance Sheet Summary

Total assets at June 30, 2026 were $736.7 million, a $9.3 million increase, or 1.3%, as compared to $727.3 million at December 31, 2025. Cash and cash equivalents increased by $8.0 million, or 12.4%, from $64.3 million at December 31, 2025 to $72.2 million at June 30, 2026. The increase in cash and cash equivalents was primarily due to an increase in deposits of $5.0 million, or 0.9%, partially offset by an increase in loans receivable of $2.9 million, or 0.5%. Securities available for sale were $53.6 million at June 30, 2026 as compared to $56.1 million at December 31, 2025 representing a decrease primarily due to a decrease in the market value of the portfolio and paydowns received during the first half of 2026. Net loans receivable at June 30, 2026 and December 31, 2025 were $558.3 million and $555.4 million, respectively. Total deposits at June 30, 2026 were $578.2 million, an increase of $5.0 million, or 0.9%, compared to $573.3 million at December 31, 2025. The Company's uninsured deposits as a percentage of total deposits were 10.9% and 11.3%, at June 30, 2026 and December 31, 2025, respectively.

Stockholders’ equity at June 30, 2026 was $144.8 million, a $3.1 million increase, or 2.2%, as compared to $141.6 million at December 31, 2025. The increase in stockholders’ equity was primarily attributed to net income of $4.1 million, partially offset by dividends declared and paid of $1.3 million during the first half of 2026.

About Lake Shore

Lake Shore Bancorp is the holding company of Lake Shore Bank, a New York chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has ten full-service branch locations in Western New York, including four in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. Lake Shore Bancorp’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about Lake Shore Bancorp is available at www.mylsbank.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, tariffs, unanticipated changes in our liquidity position, climate change, public health issues, geopolitical conflict, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

# # # # #

Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Kim C. Liddell

President, CEO, and Director

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1012

Selected Financial Condition Data

	June 30,	December 31,
	2026	2025
	(Unaudited)
	(Dollars in thousands)

Total assets	$736,652	$727,323
Cash and cash equivalents	72,237	64,280
Securities available for sale, at fair value	53,567	56,138
Loans receivable, net	558,317	555,441
Deposits	578,240	573,277
Stockholders’ equity	144,761	141,639

Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Interest income	$9,388	$9,107	$18,442	$17,474
Interest expense	2,495	2,985	4,890	5,887
Net interest income	6,893	6,122	13,552	11,587
Provision for credit losses	119	—	5	48
Net interest income after provision for credit losses	6,774	6,122	13,547	11,539
Total non-interest income	749	800	1,452	1,524
Total non-interest expense	4,873	4,625	9,996	9,503
Income before income taxes	2,650	2,297	5,003	3,560
Income tax expense	477	378	907	585
Net income	$2,173	$1,919	$4,096	$2,975
Basic and diluted earnings per share(1)	$0.29	$0.25	$0.56	$0.39
Dividends declared and paid per share(1)	$0.09	$—	$0.18	$0.13

Selected Financial Ratios
Return on average assets(2)	1.19%	1.11%	1.13%	0.87%
Return on average equity(2)	6.04%	8.37%	5.71%	6.52%
Average interest-earning assets to average interest-bearing liabilities	140.83%	128.12%	140.80%	128.81%
Interest rate spread(2)	3.46%	3.32%	3.44%	3.13%
Net interest margin(2)	4.06%	3.84%	4.04%	3.67%
Efficiency ratio	63.77%	66.82%	66.62%	72.48%

(1) Per share information reflects the effects of the Company's conversion and related stock offering for all periods presented, as applicable.

(2) Annualized

Average Balance Sheets, Interest, and Rates (Quarterly Comparison)

	For the Three Months Ended			For the Three Months Ended
	June 30, 2026			June 30, 2025
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$64,801	$576	3.56%	$27,162	$270	3.98%
Securities(1)	54,910	348	2.54%	56,222	368	2.62%
Loans, including fees	559,192	8,464	6.05%	553,550	8,469	6.12%
Total interest-earning assets	678,903	$9,388	5.53%	636,934	$9,107	5.72%
Other assets	53,753			52,724
Total assets	$732,656			$689,658

Interest-bearing liabilities:
Demand & NOW accounts	$63,572	$14	0.09%	$64,337	$15	0.09%
Money market accounts	153,861	731	1.90%	153,547	955	2.49%
Savings accounts(3)	50,642	8	0.06%	58,286	9	0.06%
Time deposits	210,894	1,719	3.26%	217,101	1,969	3.63%
Total interest-bearing deposits	478,969	2,472	2.06%	493,271	2,948	2.39%
Borrowed funds & other interest-bearing liabilities	3,105	23	2.96%	3,869	37	3.83%
Total interest-bearing liabilities	482,074	$2,495	2.07%	497,140	$2,985	2.40%
Other non-interest bearing liabilities	106,759			100,826
Stockholders' equity	143,823			91,692
Total liabilities & stockholders' equity	$732,656			$689,658
Net interest income		$6,893			$6,122
Interest rate spread			3.46%			3.32%
Net interest margin			4.06%			3.84%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.92% and 3.03% for the three months ended June 30, 2026 and 2025, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

(3) Included within savings accounts as of June 30, 2025 is $43.7 million of funds collected and held on deposit in a segregated account in connection with the Company's completed second-step conversion and stock offering. The average rate paid on these funds was 5 basis points and the collection of these funds resulted in a $3.8 million increase in the average balance of savings accounts during the three months ended June 30, 2025.

Average Balance Sheets, Interest, and Rates (Year-to-Date Comparison)

	For the Six Months Ended			For the Six Months Ended
	June 30, 2026			June 30, 2025
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$59,461	$1,045	3.51%	$25,372	$504	3.97%
Securities(1)	55,975	701	2.50%	57,008	748	2.62%
Loans, including fees	555,178	16,696	6.01%	549,578	16,222	5.90%
Total interest-earning assets	670,614	$18,442	5.50%	631,958	$17,474	5.53%
Other assets	53,542			52,193
Total assets	$724,156			$684,151

Interest-bearing liabilities
Demand & NOW accounts	$62,982	$29	0.09%	$63,565	$30	0.09%
Money market accounts	155,037	1,466	1.89%	153,116	1,822	2.38%
Savings accounts(3)	50,951	16	0.06%	55,927	18	0.06%
Time deposits	204,604	3,333	3.26%	212,975	3,920	3.68%
Total interest-bearing deposits	473,574	4,844	2.05%	485,583	5,790	2.38%
Borrowed funds & other interest-bearing liabilities	2,725	46	3.38%	5,046	97	3.84%
Total interest-bearing liabilities	476,299	$4,890	2.05%	490,629	$5,887	2.40%
Other non-interest bearing liabilities	104,401			102,202
Stockholders' equity	143,456			91,320
Total liabilities & stockholders' equity	$724,156			$684,151
Net interest income		$13,552			$11,587
Interest rate spread			3.45%			3.13%
Net interest margin			4.04%			3.67%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.88% and 3.03% for the six months ended June 30, 2026 and 2025, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

(3) Included within savings accounts as of June 30, 2025 is $43.7 million of funds collected and held on deposit in a segregated account in connection with the Company's completed second step conversion and stock offering. The average rate paid on these funds was 5 basis points and the collection of these funds resulted in a $1.9 million increase in the average balance of savings accounts during the six months ended June 30, 2025.

Average Balance Sheets, Interest, and Rates (Prior Quarter Comparison)

	For the Three Months Ended			For the Three Months Ended
	June 30, 2026			March 31, 2026
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$64,801	$576	3.56%	$54,061	$469	3.47%
Securities(1)	54,910	348	2.54%	57,052	354	2.48%
Loans, including fees	559,192	8,464	6.05%	551,119	8,232	5.97%
Total interest-earning assets	678,903	$9,388	5.53%	662,232	$9,055	5.47%
Other assets	53,753			53,328
Total assets	$732,656			$715,560

Interest-bearing liabilities:
Demand & NOW accounts	$63,572	$14	0.09%	$62,384	$15	0.10%
Money market accounts	153,861	731	1.90%	156,226	735	1.88%
Savings accounts	50,642	8	0.06%	51,263	8	0.06%
Time deposits	210,894	1,719	3.26%	198,245	1,614	3.26%
Total interest-bearing deposits	478,969	2,472	2.06%	468,118	2,372	2.03%
Borrowed funds & other interest-bearing liabilities	3,105	23	2.96%	2,342	23	3.93%
Total interest-bearing liabilities	482,074	$2,495	2.07%	470,460	$2,395	2.04%
Other non-interest bearing liabilities	106,759			102,013
Stockholders' equity	143,823			143,087
Total liabilities & stockholders' equity	$732,656			$715,560
Net interest income		$6,893			$6,660
Interest rate spread			3.46%			3.43%
Net interest margin			4.06%			4.02%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.92% and 2.85% for the three months ended June 30, 2026 and March 31, 2026, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

Selected Quarterly Financial Data

	As of or For the Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Selected Financial Condition Data:
Total assets	$736,652	$722,011	$727,323	$742,802	$734,838
Cash and cash equivalents	72,237	61,607	64,280	83,638	75,367
Securities, at fair value	53,567	54,179	56,138	56,049	55,323
Loans receivable, net	558,317	553,879	555,441	552,611	552,389
Deposits	578,240	566,620	573,277	590,345	627,499
Long-term debt	—	—	—	2,000	2,000
Stockholders’ equity	144,761	142,378	141,639	139,306	92,884

Condensed Statements of Income:
Interest income	$9,388	$9,055	$9,457	$9,351	$9,107
Interest expense	2,495	2,395	2,835	2,996	2,985
Net interest income	6,893	6,660	6,622	6,355	6,122
Provision for credit losses	119	(113)	40	(269)	—
Net interest income after provision for credit losses	6,774	6,773	6,582	6,624	6,122
Total non-interest income	749	703	683	1,065	800
Total non-interest expense	4,873	5,123	4,920	4,843	4,625
Income before income taxes	2,650	2,353	2,345	2,846	2,297
Income tax expense	477	430	411	487	378
Net income	$2,173	$1,923	$1,934	$2,359	$1,919
Basic and diluted earnings per share(1)	$0.29	$0.26	$0.26	$0.32	$0.25
Dividends declared and paid per share(1)	$0.09	$0.09	$0.09	$0.09	$—

Selected Financial Ratios:
Return on average assets(2)	1.19%	1.07%	1.04%	1.28%	1.11%
Return on average equity(2)	6.04%	5.38%	5.49%	7.31%	8.37%
Average interest-earning assets to average interest-bearing liabilities	140.83%	140.76%	138.60%	139.79%	128.12%
Interest rate spread(2)	3.46%	3.43%	3.22%	3.02%	3.32%
Net interest margin(2)	4.06%	4.02%	3.85%	3.72%	3.84%
Efficiency ratio	63.77%	69.58%	67.35%	65.26%	66.82%

Asset Quality Ratios:
Non-performing loans as a percent of loans at amortized cost	0.25%	0.28%	0.30%	0.33%	0.32%
Non-performing assets as a percent of total assets	0.20%	0.22%	0.23%	0.25%	0.24%
Allowance for credit losses on loans as a percent of loans at amortized cost	0.84%	0.86%	0.87%	0.87%	0.93%
Allowance for credit losses on loans as a percent of non-performing loans	331.85%	302.76%	290.71%	265.57%	290.53%

Share Information:
Common stock, number of shares outstanding(1)	7,863,818	7,863,388	7,825,388	7,825,501	7,803,102
Treasury stock, number of shares held(1)	—	—	—	—	1,459,691
Book value per share(1)	$18.41	$18.11	$18.10	$17.80	$11.90
Tier 1 leverage ratio (Bank-only)	17.43%	17.54%	16.65%	16.34%	14.37%
Total risk-based capital ratio (Bank-only)	24.04%	23.81%	23.51%	22.76%	18.94%

(1) Share and per share information reflects the effects of the Company's conversion and related stock offering for all periods presented, as applicable.

(2) Annualized